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                                                                    EXHIBIT 99.1

                    HERBALIFE INTERNATIONAL OF AMERICA, INC.
                  EXECUTIVE OFFICER DEFERRED COMPENSATION PLAN
                            EFFECTIVE JANUARY 1, 1998

                                    RECITALS

        A. Michael Rosen ("Participant") is the Executive Vice President and Chief Executive of Corporate Marketing and Corporate Development of Herbalife International, Inc., a Nevada corporation ("Parent").

        B. Participant and Parent entered into a Deferred Compensation Agreement as of August 9, 1994 ("Prior Deferred Compensation Agreement"), providing for the payment of deferred compensation to Participant.

        C. Participant is not yet entitled to receive payment of any deferred compensation under the Prior Deferred Compensation Agreement

        D. Participant, Herbalife International of America, Inc., a California corporation ("Company") and Parent wish to convert the benefits payable under the Prior Deferred Compensation Agreement into benefits payable under this Plan of the Company.

        E. The purpose of this Plan is to provide specified benefits to the Participant.

        F. The Company maintains the "Trust," as hereafter defined.

                                   ARTICLE I.
                                   DEFINITIONS

        For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Additional Deferral Amounts" means the amounts credited to Participant's Account Balance pursuant to Section 2.2.

1.2     "Account Balance" has the meaning set forth in Section 3.1.

1.3 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 4, that are entitled to receive benefits under the Plan upon the death of the Participant.



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1.4     "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.5     "Board" shall mean the board of directors of the Company.

1.6 "Cause" means Participant's deliberate and intentional refusal to perform his duties to the Company after demand for such performance by the Company's Chief Executive Officer or Board of Directors that specifically identifies the manner in which the Company alleges that Participant has not performed his duties; embezzlement or fraud (other than any acts or omissions of Participant pursuant to the directions of the Company's Chief Executive Officer or Board of Directors) in the preparation of any materially false or misleading report, registration statement or other filing with the Securities Exchange Commission; gross negligence or reckless behavior by Participant which results in demonstrable material harm to the Company and/or any of its affiliates; or Participant's conviction for any crime or act involving moral turpitude.

1.7 "Change in Control" shall mean the first to occur of any of the following events:

        (1) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")), other than Mark Hughes, the Hughes Family Trust or any entity with respect to which Mark Hughes has investment or dispositive power or authority, after the date hereof becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50 percent or more of the Company's capital stock entitled to vote in the election of directors;

        (2) During, any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors still in office who were directors at the beginning of the period;

        (3) Any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger



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                hold more than 50 percent of the common stock of the surviving corporation immediately after the consolidation or merger;

        (4) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

        (5) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) in which the Company is a member.

1.8     "Claimant" shall have the meaning set forth in Section 7.1.

1.9     "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.10 "Committee" shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to
        Article 6.

1.11 "Company" shall mean HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation.

1.12 "Crediting Rate" shall mean, for each Plan Year, an interest rate equal to the current general account crediting rate on SunLife of Canada's corporate universal life product in effect on January 1 of such Plan Year.

1.13 "Employer" shall mean Parent, the Company and/or any of its subsidiaries that have been selected by the Board to participate in the Plan.

1.14    "Parent" means Herbalife International, Inc., a Nevada corporation.

1.15    "Participant" shall mean Michael Rosen.

1.16 "Plan" shall mean the Company's Executive Officer Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time.

1.17    "Plan Year" shall be the calendar year, starting with 1998.

1.18 "Prior Deferred Compensation Agreement" means that certain Deferred Compensation Agreement dated as of August 9, 1994 by and between Parent and Participant.



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1.19    "Termination of Employment" shall mean the ceasing of employment of
        Participant with all Employers, voluntarily or involuntarily, for any reason (including, without limitation, death, disability, retirement or involuntary discharge).

1.20 "Trust" shall mean the Herbalife Master Trust Agreement For Deferred Compensation Plans established pursuant to that certain Master Trust Agreement dated as of January 1, 1996, between the Company and the trustee named therein, as amended from time to time.

                                   ARTICLE II.
                         PARTICIPANT'S ACCOUNT BALANCE;
                    CREDITING OF ADDITIONAL DEFERRAL AMOUNTS

2.1     At any time, the Participant's "Account Balance" shall mean the sum of
        (a) $1,225,000, (b) the Additional Deferral Amounts credited to Participant pursuant to Section 2.2, plus (c) interest on (a) and (b) credited in accordance with all the applicable interest crediting provisions of the Plan, reduced by (d) all distributions or payments from such Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

2.2 On each of August 9, 1998 and August 9, 1999 (each, an "Anniversary Date") Participant shall be credited an Additional Deferral Amount of $600,000, if, on such date, Participant has been continuously employed by any Employer since the date of this Plan. If Participant's Employment is Terminated prior to an Anniversary Date, Participant shall not be entitled to Additional Deferral Amounts with respect to such Anniversary Date or any subsequent Anniversary Date; provided, however, if Participant's Employment is Terminated by an Employer without Cause (and Participant is not immediately employed by another Employer) prior to an Anniversary Date, Participant shall be credited, as of the date of Termination of Employment, with a prorated Additional Deferral Amount, based on an annual amount of $600,000 pro-rated based on the number of days between (i) if the Termination of Employment occurs before August 9, 1998, August 9, 1997 (provided, however, that the amount of $1,225,000 set forth in clause (a) of Section 2.1 includes an annual amount of $600,000 pro-rated based on the number of days between August 9, 1997 and December 31, 1997, which shall not be duplicated in any proration based on the number of days between August 9, 1997 and the date of Termination of Employment), or, if the Termination of Employment occurs on or after August 9,



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        1998, August 9, 1998, and (ii) the date of Termination of Employment.

2.3     No Additional Deferral Amounts shall be credited after August 9, 1999.

2.4 INTEREST CREDITING PRIOR TO DISTRIBUTION. Interest shall be credited and compounded monthly on a Participant's Account Balance based on the Participant's Account Balance on the first day of each calendar month during the Plan Year. The rate of interest for crediting shall be the Crediting Rate. For purposes of crediting interest, (a) if an Additional Deferral Amount is credited to the Account Balance, such Account Balance shall be deemed to be increased on the last day of the month before the month in which such Additional Deferral Amount is credited, and (b) if a distribution is made under this Plan, the Account Balance shall be deemed to be reduced as of the last day of the month before the month in which the distribution is made.

2.5 WITHHOLDING TAXES. For each Plan Year in which an Additional Deferral Amount is being withheld, the Parent shall ratably withhold from that portion of the Participant's other compensation that is not being deferred, the Participant's share of FICA, FUTA, or other withholding taxes required to be withheld at the time of deferral on the deferred amounts. There shall be deducted from each payment to the Participant or a Beneficiary under the Plan all FICA or other taxes which are required to be withheld by the Employer from such payment. If any taxes, including FICA or other employment taxes with respect to the Account Balance, are required to be withheld before the time of payment, the Employer may withhold such amounts from the Participant's other compensation that is not being deferred. If necessary, the Committee shall reduce the Account Balance in order to comply with this Section 2.5.

                                  ARTICLE III.
                           PAYMENT OF ACCOUNT BALANCE

3.1 PAYMENT OF ACCOUNT BALANCE. The Account Balance shall be paid in cash to Participant under this Article III only when, if and to the extent that the payment thereof would not subject Parent to a limitation on the deductibility of Participant's compensation pursuant to the provisions of Section 162(m) of the Code as in effect on the date of payment. The extent to which payment of Account Balance shall be made pursuant to this Article III shall be determined by the Committee in its sole discretion, based on its good faith estimate and determination of Participant's total annual compensation



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        for each applicable year (including, but not limited to, the value of any restricted stock scheduled to vest during such year), whether Participant may be a covered executive under Section 162(m) for such year and other pertinent factors.

3.2 FORM OF DISTRIBUTION. Participant may elect, on a form prescribed by the Committee, to receive distributions (subject to the limitations of Section 3.1) in one lump sum, or in substantially equal monthly installments over a period of 60 months, or over 120 months. Participant may change his election by submitting a new election form to the Committee, provided that any such election form is submitted at least three years before distributions first become payable under this Article III (the "Commencement Date"). The election form most recently accepted by the Committee at least three years before the Commencement Date shall govern the form of distribution. If Participant never submits an election form, or the Committee has not accepted an election form at least three years before the Commencement Date, Participant shall be deemed to have elected to receive distributions in the form of a lump sum. A lump sum payment or the first installment payment shall be made within 60 days after the Commencement Date.

3.3 WITHDRAWAL ELECTION. If Participant has begun to receive distributions in installments under Section 3.2, Participant may elect, at any time, but subject to the limitations of Section 3.1, to withdraw all but not less than all of his remaining Account Balance in one lump sum, less a 10 percent withdrawal penalty (the net amount is referred to as the "Withdrawal Amount"). Participant shall make this election by giving the Committee written notice on a form prescribed by the Committee. The withdrawal penalty shall be 10 percent of Participant's Account Balance immediately before the date on which Participant gives such notice. The Withdrawal Amount shall be paid within 60 days after the date on which Participant gives such notice. Upon payment of the Withdrawal Amount, Participant shall permanently forfeit the 10 percent withdrawal penalty.

3.4 PRE-RETIREMENT SURVIVOR BENEFIT. Subject to the limitations of Section 3.1, if Participant dies before he begins to receive distributions under this Article III, his Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance. The Pre-Retirement Survivor Benefit shall be paid in the form elected by Participant under Section 3.2, or, if no election has been made and accepted by the Committee within three years before Participant's death, monthly for 10 years. However, the Pre-Retirement Survivor



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        Benefit payment may be made as a lump sum at the request of the
        Beneficiary and at the sole and absolute discretion of the Committee. The first (or only payment, if made in lump sum) shall be made within 60 days of the Committee's receiving proof of the Participant's death.

3.5 DEATH BEFORE COMPLETION OF DISTRIBUTIONS. If Participant dies after beginning to receive installment distributions but before all installments are paid in full, Participant's unpaid installments payments shall (subject to the limitations of Section 3.1) continue and shall be paid to Participant's Beneficiary (a) over the remaining number of months and in the same amounts as the installment distributions would have been paid to Participant had Participant survived, or (b) in a lump sum if requested by the Beneficiary and allowed at the sole and absolute discretion of the Committee. The lump sum payment will be the Participant's Account Balance at the time of such lump sum payment.

                                   ARTICLE IV.
                             BENEFICIARY DESIGNATION

4.1 BENEFICIARY. Participant shall have the right, at any time, to designate his Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which Participant participates.

4.2 BENEFICIARY DESIGNATION; CHANGE; SPOUSAL CONSENT. Participant shall designate his Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. Where required by law or by the Committee, in its sole and absolute discretion, if Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by Participant and accepted by the Committee prior to his death.



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4.3     ACKNOWLEDGMENT. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

4.4 NO BENEFICIARY DESIGNATION. If Participant fails to designate a Beneficiary as provided in Sections 4.1, 4.2 and 4.3 above, or, if all designated Beneficiaries predecease Participant or die prior to complete distribution of Participant's benefits, then Participant's designated Beneficiary shall be his surviving spouse. If Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to Participant's issue upon the principle of representation, and if there is no such issue, to Participant's estate.

4.5 DOUBT AS TO BENEFICIARY. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

4.6 DISCHARGE OF OBLIGATIONS. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to Participant, and Participant's rights under this Plan shall terminate upon such full payment of benefits.

                                   ARTICLE V.
                     TERMINATION, AMENDMENT OR MODIFICATION

5.1 TERMINATION. Parent reserves the right to terminate the Plan at any time. Upon the termination of the Plan, Participant's Account Balance shall be paid out in full to Participant.

5.2 AMENDMENT. The Plan may be amended by agreement of the Company and Participant.

5.3 EFFECT OF PAYMENT. The full payment of the applicable benefit under Articles 2 and 3 of the Plan shall completely discharge all obligations to Participant under this Plan and the Plan shall terminate.

                                   ARTICLE VI.
                                 ADMINISTRATION

6.1 COMMITTEE DUTIES. This Plan shall be administered by a Committee, to be known as the Herbalife Deferred Compensation Plan Committee, which shall consist of



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        individuals approved by the Board. The Participant may be a members of the Committee, but must recuse himself on any matter of personal interest that comes before the Committee. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

6.2 AGENTS. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to any Employer.

6.3 BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

6.4 INDEMNITY OF COMMITTEE. All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

6.5 EMPLOYER INFORMATION. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of the Participant and such other pertinent information as the Committee may reasonably require.

                                  ARTICLE VII.
                                CLAIMS PROCEDURE

7.1 PRESENTATION OF CLAIM. Participant or a Beneficiary (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.



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7.2     NOTIFICATION OF DECISION. The Committee shall consider a Claimant's claim within 60 days of the making of the claim, and shall notify the Claimant in writing:

        (1) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

        (2) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

                (a) the specific reason(s) for the denial of the claim, or any part of it;

                (b) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

                (c) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

                (d) an explanation of the claim review procedure set forth in Section 7.3 below.

7.3 REVIEW OF A DENIED CLAIM. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure begins. the Claimant (or the Claimant's duly authorized representative):

        (1)     may review pertinent documents;

        (2)     may submit written comments or other documents; and/or

        (3) may request a hearing, which the Committee, in its sole discretion, may grant.

7.4 DECISION ON REVIEW. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial. unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a



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        manner calculated to be understood by the Claimant, and it must contain:

        (1)     specific reasons for the decision;

        (2) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

        (3)     such other matters as the Committee deems relevant.

7.5 LEGAL ACTION. A Claimant's compliance with the foregoing provisions of this Article VII is a mandatory prerequisite to a Claimant's right to commence any arbitration under Section 7.6 with respect to any claim for benefits under this Plan.

7.6 ARBITRATION. If, after the review process, a claimant seeks further redress, the subject of the dispute shall be submitted to arbitration in accordance with the procedures hereinafter provided in this Section 7.6 (the "Procedures"), which arbitration shall be the exclusive remedy of the parties hereto. The resulting arbitration award shall be deemed a final order of a court having jurisdiction over the subject matter and shall not be appealable.

        (1) Should any controversy arise between the parties as to which the parties are unable to effect a satisfactory resolution, upon demand of any party, such controversy shall be submitted to arbitration before a single arbitrator in Los Angeles County, California, in accordance with the terms and provisions of these Procedures and the then most- applicable rules of the American Arbitration Association (or any successor organization) to the extent that such rules are not inconsistent with the provisions of these Procedures. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.

        (2) A party desiring to submit to arbitration any such controversy shall furnish its demand for arbitration in writing to the other party, which demand shall contain a brief statement of the matter in controversy. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the "Independent" (or "Gold Card") list of retired judges. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties



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                shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator.


        (3) The parties shall be entitled to conduct discovery as permitted under Section 1283.05 of the California Code of Civil Procedure.

        (4) Each party shall furnish the Arbitrator and the other party with a written statement of matters it deems to be in controversy for purposes of the arbitration procedures. Such statement shall also include all arguments, contentions and authorities which it contends substantiate its position.

        (5) Such Arbitrator shall render this decision as soon as possible but not later than sixty (60) days after conclusion of hearings before such Arbitrator. The decision shall be in writing and counterpart copies thereof shall be delivered to each of the parties.

        (6) Any filing or administrative fees shall be borne initially by the party requesting administration by the American Arbitration Association. If both parties request such administration, the fees shall be borne initially by the party incurring such fees as provided by the rules of the American Arbitration Association. The initial fees and costs of the arbitrator shall be borne equally between the parties. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees.

                                  ARTICLE VIII.
                                      TRUST

8.1 PAYMENTS TO TRUST. The Employer shall transfer over to the Trust, as soon as practicable after the execution of this Plan, the sum of $1,225,000, and the Additional Deferral Amount as soon as practicable after it is credited to Participant's Account under Section 2.2. All amounts paid to the Trust under this Section 8.1, and any income, gains, and losses thereon, shall be held in a subtrust which shall be separate from the other assets of the Trust but which shall otherwise be subject to all of the terms and provisions of the Trust.



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8.2     INTERRELATIONSHIP OF THE PLAN AND THE TRUST. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Participant and the creditors of the Employers to the assets transferred to the Trust. The Employers shall at all times remain liable to carry out their obligations under the Plan. The Employers' obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

                                   ARTICLE IX.
                                  MISCELLANEOUS

9.1 UNSECURED GENERAL CREDITOR. Participant and his Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of an Employer. Any and all of an Employer's assets shall be, and remain, the general, unpledged and unrestricted assets of the Employer. The Employer shall not be obligated to make or acquire any particular investment (including, but not limited to, an investment in SunLife of Canada's corporate universal life product), or to maintain any investment which it does make. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

9.2 EMPLOYER'S LIABILITY. An Employer's liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to Participant under the Plan except as expressly provided in the Plan.

9.3 NONASSIGNABILITY. Neither Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of Participant's or any other person's bankruptcy or insolvency.

9.4 COORDINATION WITH OTHER BENEFITS. The benefits provided for Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of Participant's Employer. The Plan shall



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        supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided; provided, however, that the Plan supersedes and replaces the Prior Deferred Compensation Agreement.

9.5 NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give Participant the right to be retained in the service of any Employer, either as an employee or a director, or to interfere with the right of any Employer to discipline or discharge Participant at any time.

9.6 FURNISHING INFORMATION. Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

9.7 TERMS. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The masculine pronoun shall be deemed to include the feminine and VICE VERSA, unless the context clearly indicates otherwise.

9.8 CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.9 GOVERNING LAW. Subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, the provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

9.10 NOTICE. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

               Mr. John Price
               Senior Vice President of Worldwide Administration
               HERBALIFE INTERNATIONAL OF AMERICA, INC.
               Post Office Box 80210
               Los Angeles, CA 90080-0210

        Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

        Any notice or filing required or permitted to be given to Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of Participant.

9.11 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of Participant's Employer and its successors and assigns and Participant, Participant's Beneficiaries, and their permitted successors and assigns.

9.12 SPOUSE'S INTEREST. The interest in the benefits hereunder of a spouse of Participant who has predeceased Participant shall automatically pass to Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

9.13 VALIDATION. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.14 INCOMPETENT. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or Guardianship. as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of Participant and Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

9.15 DISTRIBUTION IN THE EVENT OF TAXATION. If, for any reason, all or any portion of Participant's benefit under this Plan becomes taxable to Participant prior to receipt, Participant may petition the Committee for a distribution of assets sufficient to meet Participant's tax liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, Participant's Employer shall distribute to Participant immediately available funds in an amount equal to Participant's federal, state and local tax liability associated with such taxation (which amount shall not exceed Participant's vested Account Balance), which liability shall be measured by using Participant's then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when Participant's petition is granted. Such a distribution shall reduce the benefits to be paid under this Plan.

9.16 LEGAL FEES TO ENFORCE RIGHTS AFTER CHANGE IN CONTROL. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to Participant that the Company or the Committee has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from Participant or any Beneficiary the benefits intended to be provided, then the Company irrevocably authorizes such person to retain counsel of his or her choice at the expense of the Company to represent such person in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company, the Committee, or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

        IN WITNESS WHEREOF, the Company has signed this Plan document on _____________, 1998, to be effective as of January 1, 1998.

                             HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation


                             By:_____________________________________
                             Its:____________________________________




AGREED AND ACKNOWLEDGED

HERBALIFE INTERNATIONAL, INC.



By:____________________________
Its:___________________________

MICHAEL ROSEN



_______________________________